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                        [MILES & STOCKBRIDGE LETTERHEAD]



                                           June 27, 1996



Youth Services International, Inc.
2 Park Center Court, Suite 200
Owings Mills, Maryland  21117

Gentlemen:

       In connection with the registration under the Securities Act of 1933 (the "Act") of 450,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Youth Services International, Inc., a Maryland corporation (the "Company"), pursuant to the Youth Services International, Inc. Fiscal Year 1997 Employee Stock Purchase Plan (the "Plan"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of rendering this opinion.

       Based on the foregoing, we are of the opinion that the 450,000 shares of Common Stock to be issued by the Company under the Plan has been duly and validly authorized and, when issued upon the terms set forth in the Plan, will be legally issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the registration statement covering the Common Stock. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           Miles & Stockbridge,
                                           a Professional Corporation


                                           By: /S/ JOHN B. FRISCH
                                              ---------------------------------
                                              Principal


/rdc